EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the use, through incorporation by reference, in the Registration Statement (Form S-8) pertaining to the Talisman Energy Inc. (the “Company”) Employee Stock Option Plan of our report to the shareholders of the Company dated February 24, 2011, with respect to the consolidated balance sheets of the Company as at December 31, 2010 and 2009 and the consolidated statements of income, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2010, and our report on the effectiveness of internal control over financial reporting of the Company as of December 31, 2010, included in the Company’s Annual Report (Form 40-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

signed "Ernst & Young LLP"

Calgary, Canada

December 12, 2011